Exhibit 12.1
PUGET ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

					Successor						Predecessor
									Period from		Period from
									February 6, 2009		January 1, 2009
									through		through
			Years Ended December 31,						December 31,		February 5,
	2013		2012		2011		2010		2009		2009
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$408,136		$378,546		$157,050		$32,792		$256,056		$21,753
AFUDC - equity	(15,930)		(25,469)		(32,430)		(12,677)		(4,108)		(69)
AFUDC - debt	(11,261)		(22,216)		(29,949)		(14,157)		(8,864)		(350)
Total	$380,945		$330,861		$94,671		$5,958		$243,084		$21,334
Fixed charges:
Interest expense	$392,264		$392,216		$371,910		$321,167		$265,675		$17,291
Other interest	15,930		25,469		32,430		12,677		4,108		69
Portion of rentals representative of the interest factor	10,257		10,251		8,767		5,391		9,131		1,081
Total	$418,451		$427,936		$413,107		$339,235		$278,914		$18,441
Earnings available for combined fixed charges	$799,396		$758,797		$507,778		$345,193		$521,998		$39,775

Ratio of Earnings to Fixed Charges	1.91	x	1.77	x	1.23	x	1.02	x	1.87	x	2.16	x